Exhibit 107
CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Palo Alto Networks, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share – reserved for issuance pursuant to the Registrant’s 2012 Employee Stock Purchase Plan, as amended	Other(3)	996,697 (2)	$475.56(3)	$473,989,225.32	.0000927	$43,938.80
Total Offering Amounts					$473,989,225.32		$43,938.80
Total Fee Offsets							—
Net Fee Due							$43,938.80
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2012 Employee Stock Purchase Plan, as amended (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2) Represents an automatic annual increase on August 1, 2022 to the number of shares of common stock reserved for issuance under the Plan, which increase is provided for in the Plan.
(3) Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $475.56 per share, which is 85% of the average of the high and low prices of the Registrant’s common stock as reported on The NASDAQ Global Select Market on August 29, 2022. Pursuant to the Plan, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the fair market value of a share of the Registrant’s common stock on the Enrollment Date (as defined in the Plan) or on the Exercise Date (as defined in the Plan), whichever is lower.